Exhibit 10(j)

P.H. GLATFELTER COMPANY

Performance Share Award Certificate

Award Number:

Award Date:	March 3, 2011

Award Type:	Performance Share

Number of Performance Shares granted at Target:[1]

Performance Period:	January 1, 2011 to December 31, 2013.

Vesting Date:	December 31, 2013

Method of Payment:	If vested and earned, this Performance Award shall be paid in shares of Common Stock.

THIS CERTIFIES THAT P.H. Glatfelter Company (the “Company”) has, on the Award Date specified above, granted to                                          (the “Participant”) a Performance Share Award (the “Award”) subject to the terms of this Award Certificate and the Company’s Amended and Restated Long-Term Incentive Plan (the “Plan”). Capitalized terms used in this Award Certificate without definition shall have the meanings set forth in the Plan.

Each Performance Share, if vested and earned, shall entitle the Participant to receive one (1) share of the Company’s Common Stock. In the event of any conflict between the terms of the Plan and this Award Certificate, the terms of this Award Certificate shall control.

* * * *

1. Vesting of Performance Shares. The Performance Shares (and any Deemed Dividends with respect to such Performance Shares as set forth in Section 4) shall vest and be earned based on the

[1]	The actual number of Performance Shares earned by the Participant will be determined following the Vesting Date based on the degree of achievement of the Performance Goals relative to the applicable minimum, target and maximum thresholds, as more fully described in Section 3, and may be more or less than the number of Performance Shares granted at the target threshold.

achievement by the Company of the Company performance goals set forth below (the “Performance Goals”) and the Participant’s continued employment or service with the Company or one of its subsidiaries through the Vesting Date. The Company’s Board of Directors (the “Board”) will determine whether either or both of the Performance Goals have been achieved. Except in the case of the Company’s CEO whose compensation is determined by the Board, the number of Performance Shares earned by the Participant will be determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”), based on the level of achievement of the Performance Goal or Goals as more fully described in Section 3. These determinations shall be made no later than March 15, 2014.

2. Performance Goals. The Company must meet or exceed the applicable minimum Performance Goal listed immediately below for the Performance Period in order for that portion of the Performance Share Award corresponding to such Performance Level on the chart in Section 3 below to vest and be earned.

Performance Goals

(For the Performance Period

beginning January 1, 2011 and ending December 31, 2013)

	3-year Cumulative Adjusted EBITDA	3-year Average ROCE
Minimum	$		%
Target	$		%
Maximum	$		%

For purposes of this Award Certificate, the following terms shall have the following meanings:

“3-year Cumulative Adjusted EBITDA” means the Company’s cumulative earnings before interest, taxes, depreciation, amortization and pension income or pension expense, during the Performance Period, as determined by the Committee. EBITDA is, generally speaking, equal to the Company’s revenues minus its costs, after excluding from such costs interest expense, taxes, depreciation, amortization and pension income or pension expense, subject to adjustment as contemplated by the Plan.

“3-year Average ROCE” means the Company’s average annual percentage return on capital employed during the Performance Period, as determined by the Committee. ROCE is, generally speaking, calculated as the tax-effected value of earnings before interest and taxes (EBIT) divided by the Company’s total capital outstanding, subject to adjustment as contemplated by the Plan.

3. Determination of Achievement of Performance Goals. No later than March 15, 2014, the Board shall determine whether the Performance Goals have been achieved, and the level of such achievement, and the Committee (or the Board in the case of the Company’s CEO) shall determine the number of Performance Shares, if any, earned by the Participant. The number of Performance Shares to be vested and earned (provided the Participant remains continuously employed through the Vesting Date) shall be based on the degree of achievement of the Performance Goals, in accordance with the following guidelines:

Company Performance:	3-year Cumulative Adjusted EBITDA	3-year Average ROCE
Is at target	40% of Performance Shares	60% of Performance Shares

Meets minimum Performance Goal	50% of the Performance Shares payable with respect to this Performance Goal at target	50% of the Performance Shares payable with respect to this Performance Goal at target

Exceeds the minimum Performance Goal but is less than target	Interpolated between minimum and target	Interpolated between minimum and target

Meets or exceeds the maximum Performance Goal	150% of the Performance Shares payable with respect to this Performance Goal at target	150% of the Performance Shares payable with respect to this Performance Goal at target

Exceeds the target Performance Goal but is less than maximum	Interpolated between target and maximum	Interpolated between target and maximum

The Committee (or the Board in the case of the Company’s CEO) has the discretion to reduce (but not increase) some or all of the number of shares of Common Stock that would otherwise be earned as a result of the satisfaction of either or both Performance Goals. In making this determination, the Committee may take into account any such factor or factors it determines are appropriate, including but not limited to Company, business unit or individual performance.

4. Dividends on Performance Shares. During the period from the Award Date to the issue of shares of Common Stock in accordance with Section 7, the Participant shall be credited with deemed dividends (a “Deemed Dividend”) in an amount equal to each cash dividend payable subsequent to the Award Date, just as though such Participant, on the record date for payment of such dividend, had been the holder of record of shares of Common Stock equal to the number of Performance Shares at target (adjusted as described in the following sentence) represented by this Award Certificate. The Deemed Dividends will be converted to additional Performance Shares at target, rounded down to the nearest whole number, by dividing the Deemed Dividends by the Fair Market Value of one share of Common Stock on the date the cash dividend to which it relates is paid. The Company shall establish a bookkeeping account to account for the Deemed Dividends and additional Performance Shares at target to be credited to the Participant. The additional Performance Shares represented by Deemed Dividends are subject to the same vesting requirements (see Section 1) as other Performance Shares, including without limitation the requirement that the applicable Performance Goals described herein have been achieved.

5. Separation from Service Prior to the Vesting Period.

(a) In General. Subject to paragraphs (b) and (c) below, if, prior to the Vesting Date, the Participant ceases to be an employee of, or to provide services to, the Company or any of its subsidiaries for any reason (whether voluntarily or involuntarily) then this Performance Shares Award shall be immediately and irrevocably forfeited.

(b) Retirement, Death or Disability. Notwithstanding the foregoing, if the Participant has a Separation from Service due to the death or Retirement of the Participant or a termination of service due to Disability (whether or not a Separation from Service), and such event takes place on or after January 1, 2012 but prior to the Vesting Date, then the Participant shall be entitled to receive a pro-rated Performance Share Award following the end of the Performance Period, provided that the Performance Goal(s) are determined to have been achieved. Such pro-ration shall be determined by multiplying the number of Performance Shares the Participant would have received by a fraction, the numerator of which equals the number of days that elapse between the first day of the Performance Period and the date of death, Retirement or Disability commencement, and the denominator shall equal the total number of days in the Performance Period. Payment of such pro-rated Award shall be made in accordance with the provisions set forth in Section 7.

(c) Impact of a Change in Control. In the event of a Change in Control in which the Company is not the surviving entity, this Performance Share Award shall be deemed to be earned at the greater of target or actual performance through the date of the Change in Control, as determined by the Board, for each Performance Goal as of the date of the consummation of such Change in Control, and shall be replaced with the common stock of the surviving entity (“Replacement Performance Shares”). The number of Replacement Performance Shares shall be calculated based on the Fair Market Value of the Company’s Common Stock at the date of the Change in Control divided by the fair market value of the surviving entity’s common stock on such date. If the Replacement Performance Shares are not issued for any reason, or if the common stock of the surviving entity is not publically traded at the date of the Change in Control, then, all Performance Shares shall be deemed to be earned upon the occurrence of the Change in Control at the greater of target or actual performance through the date of the Change in Control, as determined by the Board.

The Participant’s right to such Replacement Performance Shares shall not vest unless and until the Participant has remained in continuous employment with the Company or a subsidiary, or the Company’s successor or a subsidiary, through the Vesting Date. Notwithstanding the foregoing, if the Participant has (i) an involuntary Separation from Service, other than for Cause, with the Company or the surviving entity following a Change in Control other than for Cause or (ii) a voluntary Separation from Service for Good Reason following a Change in Control, the requirement of continued employment through the Vesting Date shall be waived and the Participant shall be deemed vested with respect to payment of the Replacement Performance Shares on the date of such Separation from Service.

The terms and provisions of this Certificate shall continue to apply to the Replacement Performance Shares upon issuance. In addition, if the Participant remains in continuous employment with the Company or its successor, or a subsidiary of the Company or its successor, through the Vesting Date, the Participant shall be entitled to receive a value restoration payment with respect to such Replacement Performance Shares as are deemed vested on such Vesting Date (a “Value Restoration Payment”). The Value Restoration Payment shall be equal to the difference between the fair market value of the surviving entity’s common stock on the date of the Change in Control and, if less, the fair market value of the surviving entity’s common stock on the Vesting Date (which shall be deemed to mean the date of the Participant’s involuntary Separation from Service other than for Cause, or voluntary Separation from Service for Good Reason, as described in the last sentence of the paragraph immediately above). For example, if the surviving entity’s common stock fair market value is $20.00 per share on the date of the Change in Control and is $15.00 per share on the Vesting Date, the Participant shall be entitled to receive a Value Restoration Payment equal to $5.00 per Replacement Performance Share. Any such Value Restoration Payment shall include interest (at the prime rate of interest of the Company’s principal bank in effect on the vesting date for the period between the date of the Change in Control and the Vesting Date), and shall be paid in cash within thirty (30) days after the Vesting Date.

6. Restriction on Transfer. No rights under this Performance Shares Award may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by the Participant, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition of Performance Shares or other rights under this Performance Shares Award shall be void and unenforceable against the Company and shall result in the immediate forfeiture of such Performance Shares Award and rights. Notwithstanding the foregoing, the Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any shares of Common Stock issued with respect to the Performance Shares Award upon the death of the Participant.

7. Payment of Performance Shares. Payment in respect of the vested and earned Performance Shares shall be made to the Participant no later than March 15, 2014 but only to the extent it is determined that the applicable Performance Goal(s) and other requirements set forth herein have been met. Payment of vested and earned Performance Shares shall be made in shares of Common Stock. The number of shares issued shall be rounded down to the next whole number of shares and the Company shall cause the shares to be issued, in book-entry form, registered in the Participant’s name or in the name of the Participant’s legal representatives, beneficiaries or heirs, as the case may be, in satisfaction of such Performance Share, that number of shares of Common Stock equal to the number of vested and earned Performance Shares.

The Company shall take such actions as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes are withheld or collected from the Participant. In accordance with the terms of the Plan, the Committee hereby confirms that the Participant may elect to satisfy the Participant’s federal, state, local and foreign tax withholding obligations arising from the receipt of, or the vesting of, Performance Shares by (i) delivering cash, check or money order payable to the Company in any amount equal to the federal, state, local or foreign taxes the Company determines is required to satisfy its minimum withholding obligations, or (ii) having the Company withhold a portion of the shares of Common Stock otherwise to be delivered having a Fair Market Value equal to the amount of such federal, state, local or foreign taxes the Company determines is required to satisfy its minimum withholding obligations. The Company will not deliver any fractional share of Common Stock but will instead round down to the next full number the amount of shares of Common Stock to be delivered. The Participant’s election must be made on or before the date that any such withholding obligation with respect to the Performance Shares arises. If the Participant fails to timely make such an election, the Company shall have the right to withhold a portion of the shares of Common Stock otherwise to be delivered having a Fair Market Value equal to the amount the Company determines is required to satisfy its minimum withholding obligations with respect to such taxes.

8. Compliance with Code Section 409A. To the extent that distributions of Common Stock or cash in payment of this Performance Shares Award represent a “deferral of compensation” within the meaning of Code section 409A, such distributions shall conform to the applicable requirements of Code section 409A including, without limitation, the requirement that a distribution to a Participant who is a “specified employee” within the meaning of Code section 409A(a)(2)(B)(i) which is made on account of the specified employee’s Separation from Service shall not be made before the date which is six (6) months after the date of Separation from Service. However, distributions as aforesaid shall not be deemed to be a “deferral of compensation” subject to Code section 409A to the extent provided in the exception in Treasury Regulation Section 1.409A-1(b)(4) for short-term deferrals.

9. Miscellaneous.

(a) The Award does not confer on the Participant any right with respect to the continuance of any relationship with the Company or its subsidiaries, nor will it interfere in any way with the right of the Company to terminate such relationship at any time.

(b) The Company shall not be required to deliver any shares of Common Stock upon vesting of the Performance Shares until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(c) Definitions. In addition to the definitions set forth in the Plan, the following definitions shall apply to this Award Certificate:

“Cause” means (i) an act or acts of personal dishonesty taken by the Participant and intended to result in substantial personal enrichment of the Participant at the expense of the Company, (ii) the Participant’s willful, deliberate and continued failure to substantially perform for the Company the normal material duties related to Participant’s job position which are not remedied in a reasonable period of time after receipt of written notice from the Company, (iii) violation by the Participant of any of the Company’s policies, including, but not limited to, policies regarding sexual harassment, insider trading, confidentiality, non-disclosure, non-competition, non-disparagement, substance abuse and conflicts of interest and any other written policy of the Company, which violation could result in the termination of the Participant’s employment; or (iv) the conviction of the Participant of a felony.

“Change in Control” means:

(i) The acquisition, directly or indirectly, other than from the Company, by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding, for this purpose, the Company, its subsidiaries, any employee benefit plan of the Company or its subsidiaries, and any purchaser or group of purchasers who are descendants of, or entities controlled by descendants of, P.H. Glatfelter which acquires beneficial ownership of voting securities of the Company) (a “Third Party”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Directors”) cease in any twelve (12) month period for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Directors who are directors at the time of such vote shall be, for purposes of this Certificate, an Incumbent Director, but excluding for this purpose, any such person whose initial election as a member of the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Third Party other than the Board; or

(iii) Consummation of (a) a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation (other than the surviving entity) do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors, or (b) a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company (whether such assets are held directly or indirectly) to a Third Party.

In addition to the foregoing, a Change in Control with respect to an individual Participant shall be deemed to occur if the Participant’s employment with the Company is terminated prior to the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control.

“Good Reason” means (i) a material diminution in the Participant’s base salary, or (ii) a material change in the geographic location at which the Participant must perform services (for this purpose, a requirement that the Participant’s services be performed at a location less than forty (40) miles from the location where the Participant previously performed services shall not be considered a material change); provided that within ninety (90) days after the occurrence of any of the events listed in clauses

(i) or (ii) above the Participant delivers written notice to the Company of his/her intention to terminate his/her employment for Good Reason specifying in reasonable detail the facts and circumstances deemed to give rise to the Participant’s right to terminate his/her employment for Good Reason and the Company shall not have cured such facts and circumstances within thirty (30) days after delivery of such notice by the Participant to the Company (unless the Company shall have waived its right to cure by written notice to the Participant) and provided further that the Participant in fact has a Separation from Service no later than thirty (30) days following the expiration of such cure period.

A copy of the Amended and Restated Long-Term Incentive Plan is available on the Company’s intranet at www.xxxxx.com, or will be provided upon request made to the Corporate Secretary’s office.

P.H. GLATFELTER COMPANY

By my signature below, I hereby acknowledge receipt of this Award Certificate on the date shown above, which has been issued to me under the terms and conditions of the Plan. I further acknowledge that I reviewed the Plan and agree to conform to all of the terms and conditions of the Award Certificate and the Plan.

Signature:	Date: